Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports First Quarter Fiscal 2022 Results

First quarter performance reflects strong top-line performance driven by continued market improvement and focused execution

Racine, WI – August 4, 2021 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended June 30, 2021.

First Quarter Highlights:

•	Net sales of $494.6 million increased 42 percent from the prior year
•	Operating income of $8.7 million increased $11.9 million
•	Adjusted EBITDA of $33.3 million increased $12.8 million or 62 percent
•	Earnings per share of $0.04 and adjusted earnings per share of $0.20

“Our top-line performance in the fiscal first quarter reflects solid gains in all segments,” said Modine President and Chief Executive Officer, Neil D. Brinker.  “In addition, our CIS segment delivered a second consecutive quarter of strong revenue growth and improved profitability.  Our earnings conversion was somewhat impacted by cost inflation and supply chain disruptions, as we work to offset these pressures through commercial and operational actions.  We expect these actions, along with the positive impact of material pass-through pricing adjustments, to have a positive impact for the balance of the year.”

Financial Results

Net sales increased 42 percent in the first quarter to $494.6 million, compared with $347.8 million in the prior year. The increase was primarily driven by market-related volume improvements in all segments as compared to the prior year, which included the significant impact of COVID-19 related plant closures around the world.  This increase also included approximately $24 million of favorable currency impacts.

 Gross profit increased 59 percent in the first quarter to $73.2 million, and gross margin improved 150 basis points to 14.8 percent, primarily driven by volume improvements in all segments and lower depreciation in the Automotive segment, partially offset by higher material and overhead costs.

Selling, general and administrative (“SG&A”) expenses were $59.4 million in the first quarter, which was $14.7 million or 33 percent higher than the prior year. This increase was primarily driven by higher compensation-related expenses, as the prior year was favorably impacted by cost-saving actions, including furloughs, shortened work weeks and temporary salary reductions, in response to the COVID-19 pandemic.  In addition, we recorded $3.5 million of environmental charges during the first quarter of fiscal 2022.

Operating income in the first quarter was $8.7 million, compared to an operating loss of $3.2 million in the prior year. This increase was driven primarily by higher gross profit, partially offset by higher SG&A expenses and a loss on sale of business in the first quarter of fiscal 2022, as compared to the prior year. During the first quarter of fiscal 2022, the Company recorded a $6.6 million loss on the sale of the air-cooled automotive business in Austria and a $1.8 million net reversal of previously-recorded impairment charges primarily relating to the liquid-cooled automotive business.  In addition, environmental expenses, automotive exit strategy costs, strategic reorganization costs and restructuring expenses totaled $6.3 million.  Excluding these items, as well as depreciation and amortization expense, Adjusted EBITDA of $33.3 million increased $12.8 million, or 62 percent, compared with $20.5 million in the prior year.

Earnings per share was $0.04 in the first quarter, compared with a loss per share of $0.17 in the prior year.  Adjusted earnings per share was $0.20 in the first quarter, compared with an adjusted loss per share of $0.09 in the prior year. These increases were primarily due to higher operating earnings compared to the prior year.

First Quarter Segment Review

•
BHVAC segment sales were $59.9 million, compared with $47.6 million one year ago, an increase of 26 percent. This increase was driven primarily by higher sales of heating products in the U.S. and air conditioning, data center, and ventilation products in the U.K.  The segment reported gross margin of 27.1 percent, which was 340 basis points lower than the prior year, primarily due to higher material and labor costs, including the impact of cost saving initiatives taken in the first quarter of fiscal 2021 in response to the COVID-19 pandemic.  The segment reported operating income of $6.8 million, a $0.3 million decrease from the prior year, primarily due to higher SG&A expenses. Adjusted EBITDA for the BHVAC segment was $7.7 million, a decrease of $0.2 million from the prior year.

•
CIS segment sales were $159.2 million, compared with $122.5 million one year ago, an increase of 30 percent. This increase was driven by higher sales to commercial HVAC and refrigeration customers. The segment reported gross margin of 13.0 percent, up 40 basis points compared with the prior year, primarily due to higher sales volumes, partially offset by the negative impact of higher material and overhead costs. The segment reported operating income of $6.4 million, a $6.4 million increase from the prior year, primarily due to higher gross profit on higher sales.  Adjusted EBITDA for the CIS segment was $12.6 million, an increase of $4.0 million from the prior year.

•
HDE segment sales were $201.8 million, compared with $123.5 million one year ago, an increase of 63 percent. This increase was driven by higher sales to all end markets around the world, largely as the result of improved end market demand. The segment reported gross margin of 11.2 percent, up 200 basis points from the prior year. This increase was primarily driven by higher sales volume partially offset by higher material and tariff costs. The segment reported operating income of $8.9 million, an $11.4 million increase compared to an operating loss of $2.5 million in the prior year. This increase was primarily due to higher gross profit on higher sales volume and lower restructuring expenses, partially offset by higher SG&A expenses. Adjusted EBITDA for the HDE segment was $15.4 million, an increase of $9.9 million from the prior year.

•
Automotive segment sales were $86.2 million, compared with $62.1 million one year ago, an increase of 39 percent. This increase was driven by higher end market demand, primarily in Europe.  The segment reported gross margin of 15.3 percent, up 760 basis points compared with the prior year, primarily due to higher sales volume and lower depreciation expense, partially offset by higher material and tariff costs. The segment’s operating income of $4.2 million was up $8.0 million, primarily due to higher gross profit partially offset by higher SG&A expenses as compared to an operating loss of $3.8 million in the prior year. Adjusted EBITDA for the Automotive segment was $2.3 million, an increase of $0.9 million from the prior year.

Balance Sheet & Liquidity

Net cash used for operating activities for the quarter ended June 30, 2021 was $10.1 million, a decrease of $22.4 million compared with the prior year. Free cash flow for the first quarter of fiscal 2022 was a use of $21.5 million, down $24.7 million from the prior year, primarily resulting from higher working capital due to higher revenues and incentive compensation payments made during the quarter. In the first quarter of fiscal 2021, cash flow was unusually strong due the deferral of incentive compensation and other cash payments in an effort to conserve cash.  Cash payments for restructuring activities, automotive strategy and separation costs, and strategic reorganization costs during the quarter were $4.8 million.

Total debt was $371.1 million as of June 30, 2021. Cash and cash equivalents at the end of the first quarter were $49.0 million. Net debt was $322.1 million as of June 30, 2021, an increase of $25.4 million from the end of fiscal 2021.

Outlook

“We are maintaining our full-year guidance despite ongoing inflationary pressures and supply chain concerns,”  concluded Brinker.  “We are keenly focused on our strategic priorities, which include accelerating data center growth, improving CIS margins, focusing on opportunities in alternative powertrains and implementing an organizational structure to support our 80/20 strategy. This will not only provide Modine with higher sustainable growth rates, but will allow us to have a stronger operating model and a brighter future.”

Based on current exchange rates and market outlook, Modine provides the following guidance ranges for fiscal 2022:

•	Full fiscal year-over-year sales up 12 to 18 percent;
•	Adjusted EBITDA of $170 million to $185 million.

The guidance ranges include the remaining portion of the Automotive segment, including the liquid-cooled business subject to the pending sale transaction.  This business will be included in guidance until the sale has closed.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, August 5, 2021 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its first quarter fiscal 2022 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after August 5th. A call-in replay will be available through midnight on August 10, 2021 at 800-585-8367, (international replay 416-621-4642); Conference ID#  2684279. The Company will post a transcript of the call on its website on or after August 10, 2021.

About Modine

Modine, with fiscal 2021 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: BHVAC, CIS, HDE, and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2021. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully complete the pending sale of our liquid-cooled automotive business, including the receipt of governmental and third-party approvals and the risk that the sale will not close because of a failure to satisfy one or more of the closing conditions (including governmental and third-party approvals) on a timely basis or at all, and our ability to successfully exit our other automotive businesses; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, supplier constraints and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; Modine’s ability to recruit and maintain talent in managerial, leadership, operational and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity.  The Company believes these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA

Net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, and certain other gains or charges.  The Company believes that adjusted EBITDA provides a relevant measure of profitability and earnings power.  The Company views this financial metric as being useful to assess operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, and excluding changes in income tax valuation allowances and certain other gains or charges.  Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2022 guidance includes Adjusted EBITDA, as defined above, which is a non-GAAP financial measure.  The full-year fiscal 2022 guidance for Adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $14 to $15 million, a provision for income taxes of approximately $16 to $20 million, and depreciation and amortization expense of approximately $55 to $60 million.  Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with the review of strategic alternatives for the automotive business, impairment charges and certain other items.  These expenses and gains for the first three months of fiscal 2022 are presented on page 9.  Estimates of these expenses and gains for the remainder of fiscal 2022 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended June 30,
	2021	2020
Net sales	$494.6	$347.8
Cost of sales	421.4	301.7
Gross profit	73.2	46.1
Selling, general & administrative expenses	59.4	44.7
Restructuring expenses	0.3	4.6
Impairment charges (reversals) – net	(1.8)	-
Loss on sale of assets	6.6	-
Operating income (loss)	8.7	(3.2)
Interest expense	(4.2)	(5.4)
Other income – net	0.2	-
Earnings (loss) before income taxes	4.7	(8.6)
(Provision) benefit for income taxes	(1.9)	0.2
Net earnings (loss)	2.8	(8.4)
Net earnings attributable to noncontrolling interest	(0.5)	(0.2)
Net earnings (loss) attributable to Modine	$2.3	$(8.6)

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.04	$(0.17)

Weighted-average shares outstanding - diluted	52.5	50.9

Condensed consolidated balance sheets (unaudited)
(In millions)

	June 30, 2021	March 31, 2021
Assets
Cash and cash equivalents	$49.0	$37.8
Trade receivables	293.7	267.9
Inventories	229.1	195.6
Assets held for sale	76.1	107.6
Other current assets	43.1	35.9
Total current assets	691.0	644.8
Property, plant and equipment - net	271.6	269.9
Intangible assets - net	99.0	100.6
Goodwill	171.4	170.7
Deferred income taxes	28.1	24.5
Other noncurrent assets	65.8	66.2
Total assets	$1,326.9	$1,276.7

Liabilities and shareholders' equity
Debt due within one year	$22.5	$23.3
Accounts payable	260.0	233.9
Liabilities held for sale	62.5	103.3
Other current liabilities	123.0	108.7
Total current liabilities	468.0	469.2
Long-term debt	348.6	311.2
Other noncurrent liabilities	143.1	140.2
Total liabilities	959.7	920.6
Total equity	367.2	356.1
Total liabilities & equity	$1,326.9	$1,276.7

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Three months ended June 30,
	2021	2020
Cash flows from operating activities:
Net earnings (loss)	$2.8	$(8.4)
Adjustments to reconcile net earnings (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	13.5	18.6
Impairment charges (reversals) – net	(1.8)	-
Loss on sale of assets	6.6	-
Stock-based compensation expense	1.2	0.7
Deferred income taxes	(3.1)	(5.9)
Other - net	0.9	1.3
Changes in operating assets and liabilities:
Trade accounts receivable	(4.9)	21.7
Inventories	(26.7)	(1.5)
Accounts payable	9.2	(34.1)
Other assets and liabilities	(7.8)	19.9
Net cash (used for) provided by operating activities	(10.1)	12.3

Cash flows from investing activities:
Expenditures for property, plant and equipment	(11.4)	(9.1)
Proceeds from (payments for) disposition of assets	(5.7)	0.6
Other - net	1.6	-
Net cash used for investing activities	(15.5)	(8.5)

Cash flows from financing activities:
Net increase in debt	40.7	3.4
Other - net	(1.3)	(1.6)
Net cash provided by financing activities	39.4	1.8

Effect of exchange rate changes on cash	0.4	0.6

Net increase in cash, cash equivalents, restricted cash and cash held for sale	14.2	6.2

Cash, cash equivalents, restricted cash and cash held for sale - beginning of period	46.1	71.3

Cash, cash equivalents, restricted cash and cash held for sale - end of period	$60.3	$77.5

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended June 30,
	2021	2020
Net sales:
Building HVAC Systems	$59.9	$47.6
Commercial and Industrial Solutions	159.2	122.5
Heavy Duty Equipment	201.8	123.5
Automotive	86.2	62.1
Segment total	507.1	355.7
Corporate and eliminations	(12.5)	(7.9)
Net sales	$494.6	$347.8

	Three months ended June 30,
	2021		2020
Gross profit:	$'s	% of sales	$'s	% of sales
Building HVAC Systems	$16.2	27.1%	$14.5	30.5%
Commercial and Industrial Solutions	20.8	13.0%	15.5	12.6%
Heavy Duty Equipment	22.6	11.2%	11.3	9.2%
Automotive	13.2	15.3%	4.8	7.7%
Segment total	72.8	14.3%	46.1	13.0%
Corporate and eliminations	0.4	-	-	-
Gross profit	$73.2	14.8%	$46.1	13.3%

	Three months ended June 30,
	2021	2020
Operating income:
Building HVAC Systems	$6.8	$7.1
Commercial and Industrial Solutions	6.4	-
Heavy Duty Equipment	8.9	(2.5)
Automotive	4.2	(3.8)
Segment total	26.3	0.8
Corporate and eliminations	(17.6)	(4.0)
Operating income (loss)	$8.7	$(3.2)

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended June 30,
	2021	2020
Net earnings (loss)	$2.8	$(8.4)
Interest expense	4.2	5.4
Provision (benefit) for income taxes	1.9	(0.2)
Depreciation and amortization expense	13.5	18.6
Other income – net	(0.2)	-
Restructuring expenses (a)	0.3	4.6
Impairment charges (reversals) – net (b)	(1.8)	-
Loss on sale of assets (c)	6.6	-
Automotive separation and exit strategy costs (d)	1.9	0.5
Strategic reorganization costs (e)	0.6	-
Environmental charges (f)	3.5	-
Adjusted EBITDA	$33.3	$20.5

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.04	$(0.17)
Restructuring expenses (a)	-	0.07
Loss on sale of assets (c)	0.13	-
Automotive separation and exit strategy costs (d)	0.04	0.01
Strategic reorganization costs (e)	0.01	-
Environmental charges (f)	0.07	-
Tax valuation allowance (g)	(0.09)	-
Adjusted earnings per share	$0.20	$(0.09)

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and plant consolidation activities.  The tax benefit related to restructuring expenses during the first quarter of fiscal 2022 and fiscal 2021 was $0 and $0.8 million, respectively.

(b)
The net impairment reversal in the first quarter of fiscal 2022 primarily relates to the Company's liquid-cooled automotive business within the Automotive segment.  The Company and the buyer modified the transaction perimeter and are currently in the process of amending the sale agreement.  Certain manufacturing operations will no longer convey as part of the pending sale.  Accordingly, the Company evaluated the long-lived assets of these businesses and reversed $7.4 million of previously-recorded impairment charges to adjust the asset groups to estimated fair value.  This impairment reversal was partially offset by $5.6 million of impairment charges recorded during the first quarter of fiscal 2022 related to other assets held for sale.  The tax charge related to the net impairment reversal was $1.8 million.

(c)
The Company's sale of its air-cooled automotive business closed on April 30, 2021.  As a result of the sale, the Company recorded a $6.6 million loss on sale at Corporate during the first quarter of fiscal 2022.  There was no tax impact associated with this transaction.

(d)
Automotive separation and exit strategy costs consist of costs directly associated with the Company's review of strategic alternatives for the liquid-cooled and air-cooled automotive businesses, including costs to separate and prepare the underlying businesses for sale.  With the exception of $0.1 million and $0.2 million of costs in the first quarter of fiscal 2022 and fiscal 2021, respectively, associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses at Corporate and primarily related to accounting, legal, and IT professional services.  The tax benefit related to these costs during the first quarter of fiscal 2022 and fiscal 2021 was $0 and $0.1 million, respectively.

(e)
Strategic reorganization costs, recorded as SG&A expenses at Corporate, primarily relate to professional services for the recruiting of new senior management positions and the Company's implementation of its 80/20 strategy.  The Company is in the process of recruiting general managers as part of its redesigned organizational structure, which better aligns its businesses with key end markets.

(f)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.
(g)	As of June 30, 2021, the Company reversed a valuation allowance on its deferred tax assets in Italy and, as a result, recorded an income tax benefit of $4.8 million.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended June 30, 2021						Three months ended June 30, 2020
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total
Operating income (loss)	$6.8	$6.4	$8.9	$4.2	$(17.6)	$8.7	$7.1	$-	$(2.5)	$(3.8)	$(4.0)	$(3.2)
Depreciation and amortization expense	0.9	5.9	6.3	0.1	0.3	13.5	0.8	6.2	6.1	5.0	0.5	18.6
Restructuring expenses (a)	-	-	0.2	0.1	-	0.3	-	2.4	1.9	0.2	0.1	4.6
Impairment charges (reversals) – net (a)	-	0.3	-	(2.1)	-	(1.8)	-	-	-	-	-	-
Loss on sale of assets (a)	-	-	-	-	6.6	6.6	-	-	-	-	-	-
Automotive separation and exit strategy costs (a)	-	-	-	-	1.9	1.9	-	-	-	-	0.5	0.5
Strategic reorganization costs (a)	-	-	-	-	0.6	0.6	-	-	-	-	-	-
Environmental charges (a)	-	-	-	-	3.5	3.5	-	-	-	-	-	-
Adjusted EBITDA	$7.7	$12.6	$15.4	$2.3	$(4.7)	$33.3	$7.9	$8.6	$5.5	$1.4	$(2.9)	$20.5

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	June 30, 2021	March 31, 2021
Debt due within one year	$22.5	$23.3
Long-term debt	348.6	311.2
Total debt	371.1	334.5

Less: cash and cash equivalents	49.0	37.8
Net debt	$322.1	$296.7

Free cash flow (unaudited)
(In millions)

	Three months ended June 30,
	2021	2020
Net cash (used for) provided by operating activities	$(10.1)	$12.3
Expenditures for property, plant and equipment	(11.4)	(9.1)
Free cash flow	$(21.5)	$3.2

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com